Exhibit 10.30

CleanTech Biofuels
Municipal Solid Waste Processing
Project Execution Summary
Phase 1 Project

May 30, 2012

Introduction

CleanTech Biofuels (CTB) proposes a phased approach to implementing patented and proven autoclave technology to process municipal solid waste (MSW).  Blaine Street Partners transfer station in Gary, IN is one possible location for the Phase 1 Project.  This technology has been successfully operating in Coffs Harbour, Australia for over four years.  This phased approach will reduce risk, accelerate project completion, and realize project benefits at the earliest possible time.

The initial phase of this project will implement a single autoclave facility integrated into an existing transfer station.  The CTB process will be capable of processing 200 tons of unsorted MSW per day, when operated 24 hours per day.  The CTB system will sterilize incoming MSW and separate the biomass fraction from the recyclables.  Initially, the biomass fraction will be sold as a renewable fuel, while recyclables will be sold into the market.

The initial phase of this project will provide CTB valuable operations training and experience with the autoclave process, and provide the transfer with an immediate cost reduction opportunity.  This phase will also allow CTB to determine the amount of additional MSW capacity and corresponding power generation or other conversion technology capacity that is desired for future expansion.

Project Execution

The following project execution plan will ensure the project will achieve the most advantageous results from the CTB process.

MSW Processing to Recover Biomass and Recyclables

1.
Front End Engineering – This engineering phase will define the infrastructure required, locate utility tie-ins, locate existing and new structures, select materials handling equipment, develop an equipment arrangement and provide a cost estimate for the project. (See Front End Engineering Details below).

2.
Detailed Design – This engineering phase will complete the design and provide construction documents to construct the project.  The transfer station owner and CTB will work together to decide on the best facility construction strategy. CTB will provide project management for the duration of the project.

3.
Procurement and Construction – CTB will provide the process equipment and ancillary items needed to construct the project.  The actual CTB scope of supply will be determined during the Front End Engineering phase of the project. Actual construction will sub-contracted to others, and monitored by CTB.

4.	Checkout and Startup – CTB will supervise complete process inspection and checkout of the system. Upon completion of the inspection and checkout, CTB will supervise the startup of the system.

Front End Engineering Details

1.0	Front End Engineering Design Scope of Work

This project will integrate the CTB biomass recovery process at the existing Total Disposal transfer station.  Drawings and documents produced in the Front End Engineering package will be used to develop detailed design in the next step.

1.1          Process Development
A process evaluation will be performed to determine the best process configuration for quality, maintainability, cost, and revenue generation.  Process alternatives and automation approaches for improving the quality and cost of production will be evaluated.  This evaluation will finalize the process design capacities for MSW input and biomass and recyclables output.  The following process documents and drawings for the CTB system will be provided:

Process Flow Diagram (PFD)
Piping & Instrumentation Diagram (P&ID)
General Arrangement
Equipment List
Instrument List

1.2	Architectural
None required

1.3           Structural
Develop preliminary design for structural steel and concrete supports required for the Autoclave Process. Develop preliminary building requirements.

1.4	Civil
Develop truck traffic flow pattern and associated roadwork required.

1.5	Mechanical
Preliminary drawings and specifications will be developed for process and utility equipment.  This will include the following mechanical drawings and documents:

Major equipment manufacturer evaluation & selection
Biomass storage sizing & configuration
Materials handling manufacturer evaluation & selection
Mechanical layout to integrate conveyors with equipment

1.6	Piping
The following piping drawings and documents will be developed:

Piping Specifications for all services
Piping Plan for Processing
Piping Plan for Utilities
Piping Elevations
Thermal Insulation Specification

1.7	Electrical
The power requirements will be developed for the processing plant.  The following drawings and documents will be included:

Motor List
Electrical One-Line Diagram

1.8	Instrumentation & Control
Process control requirements will be developed for the processing plant.  Control system functional specification and design will not be included in this engineering phase, but included in the detailed design phase.  Instrumentation will be shown on the P&ID’s and Instrument List (See Section 1.1).

1.9	Permits
CTB will work with the selected permitting consultant to provide technical inputs required for permitting.

1.10	Site Visits and Project Reviews
This Front End Engineering phase does not included allowances for travel expense.  Travel expense would be reimbursable.

1.11	Project Schedule
An overall project schedule will be developed.

1.13           Scope of Supply and Cost Estimate
A scope of supply and cost estimate for the facility will be developed.

2.0	Cost
The front end engineering scope of work will be completed for a lump sum price of $150,000 payable per the following schedule:

$20,000                      Payable upon notice to proceed
$30,000                      Payable within 30 days after notice to proceed
$35,000                      Payable within 45 days after notice to proceed
$35,000                      Payable within 60 days after notice to proceed
$30,000                      Payable upon completion of Front End Engineering

Agreed and Accepted:

______________________________
D. Scott Fenton
President
Fenton Engineering International

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Date

______________________________
Edward P. Hennessey, President and CEO
CLEANTECH BIOFUELS, INC.

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Date